Exhibit 99.1

FOR IMMEDIATE RELEASE	For Additional Information Contact: Peter J. O’Hanlon or Jon M. Donnell (614) 761-6000

Dominion Homes Reports Record Quarterly Sales

DUBLIN, Ohio – April 16, 2003 – Dominion Homes, Inc. (NASDAQ: DHOM) reported that home sales for the three months ended March 31, 2003 increased 20% to a record 863 homes compared to 717 home sales for the three months ended March 31, 2002. The sales value of the homes sold in first quarter 2003 increased 14% to $152.0 million compared to $133.5 million for first quarter 2002. The number of homes closed during the three months ended March 31, 2003 increased 10% to a first quarter record 569 homes from 518 homes for the same period a year ago.

The Company had a record first quarter backlog of 1,312 contracts, with a sales value of $244.9 million, at March 31, 2003 compared to 1,231 contracts, with a sales value of $239.9 million, in backlog at March 31, 2002.

The Company will announce its first quarter 2003 financial results on April 30, 2003 and host a conference call at 4:30 p.m. Eastern Time on that same day. Interested parties may listen in by accessing the Company’s website at www.dominionhomes.com.

Dominion Homes offers three distinct series of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2002. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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